Exhibit 4.1

Execution Version

LESLIE’S, INC.

Third amendment TO
REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This THIRD AMENDMENT TO REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Amendment”), is dated as of October 25, 2021, by and between Leslie’s, Inc., a Delaware corporation (the “Company”), and Bubbles Investor Aggregator, L.P., a Delaware limited partnership (including its successors and permitted assigns, “LCP”).

RECITALS

WHEREAS, the parties hereto previously entered into the Registration Rights and Lock-Up Agreement, dated as of November 2, 2020, by and among the Company, the Sponsor Investors, and each of the persons listed on the signature pages thereto under the caption “Other Investors” or who became party to and bound by the Registration Rights Agreement as an “Other Investor” on the terms and subject to the conditions of the Registration Rights Agreement, as amended by the First Amendment to Registration Rights and Lock-Up Agreement, dated as of February 7, 2021 and as amended by the Second Amendment to Registration Rights and Lock-Up Agreement, dated as of May 12, 2021 (together, the “Registration Rights Agreement”), by and between the Company and LCP;

WHEREAS, the parties hereto desire to terminate the Agreement with respect to each Holder set forth on Exhibit A hereto (the “Released Holders”); and

WHEREAS, Section 11(a) of the Registration Rights Agreement provides that, except as otherwise provided therein, the provisions of the Registration Rights Agreement may be amended, modified or waived only with the prior written consent of the Company and LCP, and, to the extent such amendment adversely affects the rights of GIC under the Registration Rights Agreement, with the written consent of GIC.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

AGREEMENT

1.Effectiveness.  This Amendment will become effective upon the due execution and delivery of this Amendment by the Company and LCP.

2.Amendment to Registration Rights Agreement.  This Amendment hereby terminates the Registration Rights Agreement solely with respect to each Released Holder.

3.Capitalized Terms.  Capitalized terms used without definition herein shall have the meanings ascribed to them in the Registration Rights Agreement.

4.Agreement in Effect.  Except as expressly amended by this Amendment, the Registration Rights Agreement shall remain in full force and effect in accordance with its terms.

5.Amendment or Waiver.  Any term of this Amendment may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.

6.Headings.  The headings in this Amendment are used for convenience only and are not to be considered in construing or interpreting any provision of this Amendment.

7.Entire Agreement.  This Amendment supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof.  The Registration Rights Agreement, as amended by this Amendment, contains the sole and entire agreement between the parties with respect to the subject matter hereof.

8.Governing Law.  This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.  Section 11(i) of the Registration Rights Agreement is incorporated herein by reference.

9.Severability.  If one or more provisions of this Amendment are held to be unenforceable under applicable law, to the maximum extent permitted by law, such provision shall be excluded from this Amendment, the balance of this Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10.Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment to the Registration Rights Agreement as of the date first written above.

COMPANY:

Leslie’s, Inc.

By:	/s/ Steven Weddell
Name:	Steven Weddell
Title:	Executive Vice President, Chief Financial Officer

Bubbles Investors Aggregator, L.P.

By:	C8 Management, L.L.C.
Its:	General Partner

By:	/s/ Marc Magliacano
Name:	Marc Magliacano
Title:	Authorized Person